EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ABC Funding, Inc.
Houston, Texas

We consent to the inclusion in this Amendment No. 1 to Form S-1 Registration Statement of ABC Funding, Inc. (the “Company”), initially filed with the Securities and Exchange Commission on or about February 12, 2009, of our report dated September 8, 2008, relating to the consolidated balance sheet of ABC Funding, Inc. as of June 30, 2008 and the related consolidated statements of operations, cash flows and changes in stockholder’s deficit for the year ended June 30, 2008 and for the period from February 21, 2006 (inception) through June 30, 2008 and 2007, respectively.

/s/  Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

February 12, 2009